NEWS RELEASE

RANGE ANNOUNCES PROVED RESERVES

FORT WORTH, TEXAS, February 9, 2022 -- RANGE RESOURCES CORPORATION (NYSE: RRC) today announced that year-end 2021 proved reserves increased to 17.8 Tcfe and SEC PV10 increased to $14.9 billion.

Commenting, Jeff Ventura, the Company’s CEO said. "Consistent with past reserve updates, this year’s report reflects the quality, scale and repeatability of Range’s asset base with our 14th consecutive year of positive performance revisions. Range’s strong reserve report is supported by 360 proven undeveloped locations, which compares to over 1,400 producing wells and thousands of additional high-quality locations not currently booked as reserves. The quality and durability of Range’s reserve base is further demonstrated in the year-end PV10 reserve value of approximately $12.7 billion, at year-end strip pricing, which equates to approximately $40 per share, net of year-end 2021 debt. We believe Range is well-positioned with inventory depth that will drive sustainable, long-term value and capital returns to shareholders.”

2021 Proved Reserves

Year-end 2021 proved reserves were 17.8 Tcfe, a 3% increase over prior year. By volume, proved reserves were 64% natural gas, 34% natural gas liquids and 2% crude oil and condensate. Proved developed reserves represent 59% of the Company’s reserves.

Summary of Changes in Proved Reserves
(in Bcfe)

Balance at December 31, 2020	17,203

Extensions, discoveries and additions	1,603
Performance revisions	134
Locations Re-entered to Development Plan……………………...	913
Reclassification of PUD to unproved under SEC 5-year rule	(1,323)
Price revisions	23
Production	(778)

Balance at December 31, 2021	17,775

During 2021, Range added 1.6 Tcfe of proved reserves through the drill-bit, driven by steady Marcellus shale development. Field level performance increased reserves by 134 Bcfe due to continued improvement in well performance of existing Marcellus producing wells and increased reserves by 913 Bcfe associated with proved undeveloped locations which have re-entered the Company’s five-year drilling program. Range removed 1,323 Bcfe of proved undeveloped reserves that now fall outside the SEC mandated five-year development window, but the Company expects these proved undeveloped reserves to be added back in future years. As shown in the table below, the present value (PV10) of reserves under SEC methodology was $14.9 billion at December 31, 2021. For comparison, the PV10 using NYMEX strip averages prices of $3.27 per Mmbtu for natural gas and $60.76 per barrel of oil would have been $12.7 billion, assuming the same proven reserve volumes.

	2021 SEC Pricing(a)	Strip Price Average(b)

Natural Gas Price ($/Mmbtu)	$3.60	$3.27
WTI Oil Price ($/Bbl)	$66.34	$60.76
NGL Price ($/Bbl)	$31.75	$29.06

Proved Reserves PV10 ($ billions)	$14.9	$12.7

(a)
SEC benchmark prices adjusted for energy content, quality and basis differentials were $3.30 per mcf and $59.35 per barrel of crude oil.
(b)
NYMEX 10-year strip prices adjusted for energy content, quality and basis differentials were $3.03 per mcf and $53.26 per barrel of crude oil.

Year-end 2021 reserves included 7.4 Tcfe of proved undeveloped reserves from 360 wells planned to be developed within the next five years with an expected development cost of $0.29 per mcfe. Beyond the five-year reserve calculation window, Range has thousands of high-quality wells in the Marcellus, Utica and Upper Devonian horizons. Range also has a network of approximately 250 existing well pads designed to accommodate an average of 20 wells per pad from any combination of Marcellus, Utica or Upper Devonian horizons. On average, existing pads currently contain six producing wells, providing Range the opportunity to develop thousands of future wells while utilizing existing roads, pads and infrastructure. Consistent with past years, over 50% of wells expected to turn to sales in 2022 are from pad sites with existing production.

Non-GAAP Financial Measures

We believe that the presentation of PV10 is relevant and useful to our investors as supplemental disclosure to the standardized measure, or after-tax amount, because it presents the discounted future net cash flows attributable to our proved reserves before taking into account future corporate income taxes and our current tax structure. While the standardized measure is dependent on the unique tax situation of each company, PV10 is based on prices and discount factors that are consistent for all companies. Because of this, PV10 can be used within the industry and by creditors and security analysts to evaluate estimated net cash flows from proved reserves on a more comparable basis.

RANGE RESOURCES CORPORATION (NYSE: RRC) is a leading U.S. independent natural gas and NGL producer with operations focused on stacked-pay projects in the Appalachian Basin. The Company pursues an organic development strategy targeting high return, low-cost projects within its large inventory of low-risk drilling opportunities. The Company is headquartered in Fort Worth, Texas. More information about Range can be found at www.rangeresources.com.

Included within this release are certain “forward-looking statements” within the meaning of the federal securities laws, including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that are not limited to historical facts, but reflect Range’s current beliefs, expectations or intentions regarding future events. Words such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “outlook”, “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” and similar expressions are intended to identify such forward-looking statements.

All statements, except for statements of historical fact, made within this release regarding activities, events or developments the Company expects, believes or anticipates will or may occur in the future, such as those regarding future well costs and productivity, future commodity fundamentals and pricing, anticipated drilling and completion activity, anticipated wells to be turned to sales and expected development costs, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and Range’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements. Further information on risks and uncertainties is available in Range’s filings with the Securities and Exchange Commission (SEC), including its most recent Annual Report on Form 10-K. Unless required by law, Range undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date they are made.

The SEC permits oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions as well as the option to disclose probable and possible reserves. Range has elected not to disclose its probable and possible reserves in its filings with the SEC. Range uses certain broader terms such as “resource potential,” “unrisked resource potential,” “unproved resource potential” or “upside” or other descriptions of volumes of resources potentially recoverable through additional drilling or recovery techniques that may include probable and possible reserves as defined by the SEC’s guidelines. Range has not attempted to distinguish probable and possible reserves from these broader classifications. The SEC’s rules prohibit us from including in filings with the SEC these broader classifications of reserves. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of actually being realized. Unproved resource potential refers to Range’s internal estimates of hydrocarbon quantities that may be potentially discovered through exploratory drilling or recovered with additional drilling or recovery techniques and have not been reviewed by independent engineers. Unproved resource potential does not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System and does not include proved reserves. Area wide unproven resource potential has not been fully risked by Range’s management. “EUR”, or estimated ultimate recovery, refers to our management’s estimates of hydrocarbon quantities that may be recovered from a well completed as a producer in the area. These quantities may not necessarily constitute or represent reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System or the SEC’s oil and natural gas disclosure rules. Actual quantities that may be recovered from Range’s interests could differ substantially. Factors affecting ultimate recovery include the scope of Range’s drilling program, which will be directly affected by the availability of capital, drilling and production costs, commodity prices, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals, field spacing rules, recoveries of gas in place, length of horizontal laterals, actual drilling results, including geological and mechanical factors affecting recovery rates and other factors. Estimates of resource potential may change significantly as development of our resource plays provides additional data.

In addition, our production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases. Investors are urged to consider closely the disclosure in our most recent Annual Report on Form 10-K, available from our website at www.rangeresources.com or by written request to 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102. You can also obtain this Form 10-K on the SEC’s website at www.sec.gov or by calling the SEC at 1-800-SEC-0330.

2022-04

SOURCE: Range Resources Corporation

Range Investor Contacts:

Laith Sando, Vice President – Investor Relations

817-869-4267

lsando@rangeresources.com

Range Media Contacts:

Mark Windle, Director of Corporate Communications
724-873-3223
mwindle@rangeresources.com